Exhibit 99.1

Carolina National Bank becomes profitable and nears $100 million in assets.



Columbia, S.C., March 11, 2005 - Carolina National Corporation, the holding company for Carolina National Bank and Trust Company, today reported results for the year ended December 31, 2004.

The Company reported its first profitable quarter since it began operations on July 15, 2002. Net Income for the fourth quarter of 2004 was $21 thousand compared to a net loss of $334 thousand for the same period of 2003.

Total assets were $99 million at December 31, 2004 an increase of $36 million or 56.9% from the preceding year-end. Loans were $91 million and deposits $86 million at year-end 2004 and the allowance for loan losses was $1.3 million, or 1.47% of outstanding loans. The Company's net loss for the year ended December 31, 2004 was $433 thousand, or $.30 per share, compared to a loss of $1.2 million, or $.85 per share, in 2003.

"We are extremely pleased to have achieved a level of profitability and to be approaching $100 million in assets in the fourth quarter of our second full year of operations" stated Roger Whaley, President and CEO. "We are operating in an ever changing business environment but the growth of our business remains strong and we are optimistic about the future."